Exhibit 10.1

P. H. GLATFELTER COMPANY

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

(Amended and Restated Effective June 1, 2019)

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P.H. Glatfelter Company
Supplemental Executive Retirement Plan
(Amended and Restated Effective June 1, 2019)

Article I

PURPOSE

1.1Background and Purpose. The Plan was originally established, effective January 1, 1988, for the purpose of providing certain officers or senior management employees of the Company with benefits which would otherwise be provided under the Retirement Plan but for reductions or restrictions to such benefits required by Federal law.  Effective as of April 23, 1998, the Plan was amended and restated in its entirety, and was further amended effective December 26, 2000. Effective as of January 1, 2008, the Plan was again amended and restated in its entirety to conform its provisions to the requirements of Section 409A of the Code and the final regulations thereunder.  Effective as of January 1, 2010, the Plan was amended and restated to incorporate Amendment No. 2010-1.  Defined terms shall have the meanings set forth in Article II.

Effective as of the Freeze Date, the Retirement Plan was frozen and, effective as of June 30, 2019, the Retirement Plan will be terminated.  In connection with terminating the Retirement Plan, the Company will offer lump sum distributions to participants in the Retirement Plan who are not in pay status and, after such lump sum distributions have been made, Retirement Plan assets will be applied to the purchase of annuity contracts from one or more insurance companies for the purpose of providing annuities to Retirement Plan participants, beneficiaries, and alternate payees. In addition, in connection with the termination of the Retirement Plan, the Committee has determined (i) to freeze matching and other employer contributions under the 401(k) Savings Plan effective as of the last day of the last pay cycle in May that is paid on or before May 31, 2019, and (ii) to add a new discretionary Company contribution to the 401(k) Savings Plan effective immediately thereafter.  Notwithstanding the freezing and termination of the Retirement Plan, benefit accruals under this Plan will continue following the Freeze Date, unless and until the Board determines otherwise.

This amended and restated Plan document is effective as of June 1, 2019, and applies to Participants whose benefits under the Plan commence after the Freeze Date.

The Plan consists of two benefits.  The first benefit, known as the “Restoration Pension”, provides an additional pension benefit based on the Participant’s pension benefit earned under the terms of the Retirement Plan, which is intended to restore that portion of the Retirement Plan’s benefit which cannot be paid from that plan due to legal limitations on the compensation and total benefits payable thereunder.

The second benefit, known as the “Final Average Compensation Pension” or “FAC Pension”, pays a monthly pension benefit equal to a designated percentage of the participant’s Final Average Compensation, offset by the actuarially equivalent value of the Participant’s benefits under the Retirement Plan, certain Company-sponsored nonqualified defined benefit pension arrangements, including (if applicable) the Restoration Pension, and the 401(k) Savings Plan Benefit.

It is intended that this Plan will satisfy the requirements of an unfunded “top hat” deferred compensation plan as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.  Consequently, participation shall be limited to individuals who, in the determination of the Committee, are management employees or who are highly compensated employees for purposes of the foregoing provisions of ERISA.

Article II

DEFINITIONS

2.1“401(k) Savings Plan” means the P.H. Glatfelter 401(k) Savings Plan, as amended from time to time.

2.2“401(k) Savings Plan Benefit” means for any Participant:

(a)The aggregate discretionary Company contributions made by the Company to the 401(k) Savings Plan during the period after the Freeze Date and before the Participant’s Separation from Service, minus

(b)The matching contributions that would have been made under the 401(k) Savings Plan as in effect immediately prior to the Freeze Date, assuming a matching contribution that equates to 1.5% of eligible compensation, had matching contributions continued for the period after the Freeze Date and before the Participant’s Separation from Service, plus

(c)Interest calculated on the foregoing amount for the period after the applicable Company contributions are made until the date as of which the Participant’s benefit under this Plan is calculated, at the published average corporate Moody’s Aa nominal bond yield for the last business day of the preceding calendar year, compounded annually.

2.3“Accrued Benefit” means, as of any applicable date of reference, the amount of the Participant’s Restoration Pension or Final Average Compensation Pension, as the case may be, which has been earned to such date payable (in the case of the Restoration Pension) in the normal form of annuity payment commencing as of his normal retirement date under the terms of the Retirement Plan or (in the case of the FAC Pension) in the form of the Joint and 75% Surviving Spouse’s Annuity commencing as of his Normal Retirement Date (or, in each case, immediately if the Participant has passed his normal retirement date and is still an Employee), and calculated in accordance with Article IV or Article V, as the case may be.  In determining a Participant’s Accrued Benefit as of a particular date, his compensation and/or service credit earned after such date shall not be taken into account.

2.4“Benefit Commencement Date” means, for any Participant, the date as of which his initial benefit payment is due.  “Benefit Commencement Date” also means, with respect to the Participant’s Spouse, the date on which the Survivor’s Benefit under Section 5.7 commences to the Spouse.

2.5“Benefit Years” means, subject to Section 5.5, the Participant’s Benefit Years as that term is defined for purposes of the Retirement Plan; provided, however, that if the Participant had become a covered employee under the Retirement Plan by reason of transfer from hourly-paid service with the Company or an affiliate on or after January 1, 1992, Benefit Years shall also be credited with respect to his service as an hourly employee prior to such transfer.

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2.6“Board” means the Board of Directors of P.H. Glatfelter Company.

2.7“Cause” means (i) an act or acts of personal dishonesty taken by the Participant and intended to result in substantial personal enrichment of the Participant at the expense of the Company, (ii) illegal conduct or gross misconduct which is materially injurious to the Company and which conduct or misconduct is demonstrably willful and deliberate on the Participant’s part, (iii) violation by the Participant of any of the Company’s policies including, but not limited to, policies regarding sexual harassment, insider trading, confidentiality, non-disclosure, non-competition, non-disparagement, substance abuse and conflict of interest and any other written policy of the Company, which violation could result under the terms of such policy in the termination of the Participant’s employment, or (iv) the conviction of the Participant of a felony which is materially injurious to the Company or a plea by the Participant of guilty or no contest to a charge of a felony which is materially injurious to the Company.

2.8“Change in Control” means the occurrence of any of the following events, directly or indirectly or in one or more series of transactions:

(a)The acquisition, directly or indirectly, other than from the Company, by any person, entity or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding, for this purpose, the Company, its subsidiaries, any employee benefit plan of the Company or its subsidiaries, and any purchaser or group of purchasers who are descendants of, or entities controlled by descendants of, P.H. Glatfelter which acquires beneficial ownership of voting securities of the Company) (a “Third Party”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of  the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(b)Individuals who, as of the date hereof, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the Incumbent Directors who are directors at the time of such vote shall be, for purposes of this Agreement, an Incumbent Director; or

(c)Consummation of (i) a reorganization, merger or consolidation, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation (other than the acquirer) do not, immediately thereafter, beneficially own more than 50% of the combined voting power of the reorganized, merged or consolidated company’s then outstanding voting securities entitled to vote generally in the election of directors, or (ii) a liquidation or dissolution of the Company or the sale of all or substantially all of the assets of the Company (whether such assets are held directly or indirectly) to a Third Party.

In addition to the foregoing, a Change in Control with respect to an individual Participant shall be deemed to occur if the Participant’s employment with the Company is terminated prior to the date on which a Change in Control occurs, and it is reasonably

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demonstrated that such termination (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or anticipation of a Change in Control.  In such event, the provisions of Section 3.3 shall apply with respect to the Participant’s benefit, except that the Company’s obligation to fund the Trust shall not arise unless and until a Change in Control as described in paragraphs (a), (b) or (c) has actually occurred.

2.9“Code” means the Internal Revenue Code of 1986, as amended.

2.10“Committee” means the Compensation Committee of the Company’s Board of Directors.

2.11 “Company” means the P.H. Glatfelter Company.

2.12“Compensation” means

(a)with respect to the FAC Pension, the sum of (i) a Participant’s base compensation for each calendar month included as part of Final Average Compensation (as defined herein for purposes of the FAC Pension) and (ii) that portion of his annual incentive and profit sharing earnings which is attributable to the Participant’s performance of services during such month, as determined by the Committee; and

(b)with respect to the Restoration Pension, the Participant’s compensation for any applicable period as defined for purposes of the Retirement Plan with respect to the participant group (Cash Balance Retirement Plan Participant or Legacy Retirement Plan Participant) of which the Participant is a member, plus, if applicable for any period for a Participant who is a Legacy Retirement Plan Participant, that portion of the Participant’s incentive award under the MIP which he had elected (prior to 2005) to defer in accordance with paragraph 7 of the MIP as it existed prior to January 1, 2005.

2.13“Confidential Information” means information which is not generally known to the public, which is used, developed, or obtained by the Company (or its affiliates) relating to its business and the businesses of its clients or customers including, without limitation: products or services; fees, costs and pricing structures; marketing information; advertising and pricing strategies; analyses and reports; computer software including operating systems, applications and program listings; flow charts; manuals and documentation; databases; accounting and business methods; inventions and new developments and methods, whether patentable or unpatentable and whether or not reduced to practice; all copyrightable works; the Company’s existing and prospective clients and customers and their confidential information; existing and prospective client and customer lists and other data related thereto; billing and payment records; and all similar and related information in whatever form.

2.14“Disability” means a disabling illness or injury which causes the Participant to be absent from work and during which the Participant receives payments under the Company’s long-term disability plan.

2.15“Early Retirement Date” means the first day of the month coincident with or next following the Participant’s attainment of age 55 and retirement from employment with the Company and all affiliates; provided that such date shall not be later than his Normal Retirement Date.

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2.16“Employee” means an officer or senior management employee of the Company and, with respect to the Restoration Pension, such other management or highly compensated employee of the Company who would qualify for a Restoration Pension benefit under the eligibility criteria described at Section 3.1(b).

2.17“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.18“Final Average Compensation”means

(a)with respect to the FAC Pension for any Participant, the annualized average of the Participant’s Compensation (as defined in Section 2.12(a)) for the sixty (60) calendar months immediately preceding his retirement, as determined by the Committee.  In determining a Participant’s Final Average Compensation, the Committee may estimate the Participant’s incentive and/or profit sharing earnings with respect to his final year or partial year of employment.  In such event, after the Participant’s actual Compensation is known, the amount of the Participant’s monthly FAC Pension shall be adjusted to reflect such actual Compensation at such time and in such manner as the Committee deems appropriate; and

(b)with respect to the Restoration Pension for any Participant who is a Legacy Retirement Plan Participant, his “final average compensation” as defined in Schedule C, Section C-1.14 of the Retirement Plan, but determined by taking into account as Compensation for any period comprising such final average compensation that portion of the Participant’s incentive award under the MIP which he had elected (prior to 2005) to defer in accordance with paragraph 7 of the MIP as it existed prior to January 1, 2005.

2.19“Final Average Compensation Pension” or “FAC Pension” means the pension benefit described in Article V of this Plan.

2.20“Freeze Date” means May 31, 2019, which is the date as of which the Retirement Plan was frozen.

2.21“Joint and 75% Surviving Spouse’s Annuity” means, with respect to the Final Average Compensation Pension, a joint and survivor annuity with the Participant’s Spouse, with monthly installments payable to the Participant for his lifetime in the amount determined under Section 5.1, 5.2, 5.3, 5.4 or 5.5, as applicable, and with seventy-five percent (75%) of the amount of such monthly installment payable after the death of the Participant to the Spouse of such Participant, if then living, for the life of such surviving Spouse.

2.22“Normal Retirement Date” means, for purposes of the FAC Pension, the first day of the month coincident with or next following the Participant’s attainment of age 62, provided that he has retired from employment with the Company and all affiliates.  For purposes of the Restoration Pension, Normal Retirement Date means the Participant’s normal retirement date under the terms of the Retirement Plan.

2.23“MIP” means the Company’s Management Incentive Plan, as it may be amended from time to time.

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2.24“Participant” means an Employee who is selected by the Committee for participation in the Plan with respect to the FAC Pension and/or the Restoration Pension as described in Section 3.1.

2.25“Plan” means the P.H. Glatfelter Company Supplemental Executive Retirement Plan.

2.26“Retirement Plan” means the P.H. Glatfelter Company Retirement Plan.  Benefits determined by reference to the Retirement Plan shall be determined as if the Retirement Plan had not been frozen and terminated, except where specifically provided otherwise.   References to the Retirement Plan shall mean the Retirement Plan as in effect immediately before the Freeze Date, without regard to the freezing of benefits as of the Freeze Date, except where specifically provided otherwise.  All references to benefits payable under the Retirement Plan shall include Retirement Plan benefits payable from an insurance company after the termination of the Retirement Plan.  .  Participants in the Retirement Plan belong to one of two groups corresponding to the two programs of benefits under the Retirement Plan.    As used herein, a “Cash Balance Retirement Plan Participant” means a Retirement Plan participant whose benefit is determined under the Retirement Plan’s cash balance benefit formula.  As used herein, a “Legacy Retirement Plan Participant” means a Retirement Plan participant whose benefit is determined under the traditional or legacy formula described in Schedule C of the Retirement Plan.

2.27“Restoration Pension” means the pension benefit described in Article IV of this Plan.

2.28“Restoration Pension Calculation Date” means, for a Participant with respect to the Restoration Pension, the first day of the calendar month which is coincident with or next follows the date of the Participant’s Separation from Service.

2.29“Restoration Pension Commencement Date” means, for a Participant with respect to the Restoration Pension, the first day of the seventh (7th) calendar month following the date of such Participant’s Separation from Service.  Notwithstanding the foregoing, the Committee reserves the right, with respect to any Employee designated as a Participant under the Restoration Pension prior to January 1, 2010 whose Restoration Pension is paid as an annuity, to delay his Restoration Pension Commencement Date to the first day of the month coincident with or next following the date he attains age 55, if the Committee deems such delay necessary to conform to the regulations under Section 409A of the Code.

2.30“Separation from Service” means, subject to Section 9.4, the Participant’s “Separation from Service” as that term is defined for purposes of the Retirement Plan.

2.31“Spouse” means the individual, if any, to whom the Participant is legally married on the Participant’s Benefit Commencement Date, or, with respect to the Survivor’s Benefit under Section 5.7 or an approved single sum distribution of the FAC Pension under Sections 5.8(b) or (c), on the date of the Participant’s death.

2.32 “Trust” means the trust under the Trust Agreement executed January 12, 1990 between the Company and Provident National Bank as Trustee, or any successor “rabbi” trust agreement conforming to the requirements described at Section 6.1(b), as may be adopted by the Company to hold the assets used to pay Plan benefits.

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Article III

ELIGIBILITY FOR AND FORFEITURE OF PLAN PARTICIPATION

3.1Eligibility and Participation.  Notwithstanding anything in the Plan to the contrary, effective as of May 31, 2019, participation in the Plan shall be frozen, and no employee shall thereafter become a Participant in the Plan.

(a)FAC Pension.  An Employee shall become a Participant with respect to the FAC Pension if he is selected for participation by the Committee, in its sole and absolute discretion.  An Employee must specifically be designated by the Committee as a Participant with respect to the FAC Pension, regardless of whether he may be a Participant with respect to the Restoration Pension.  No Employee shall be designated as eligible for the FAC Pension who is also eligible for the Early Retirement Supplement under the Company’s Supplemental Management Pension Plan.

(b)Restoration Pension.

(1)An Employee shall become a Participant with respect to the Restoration Pension if he is selected for participation by the Committee, in its sole discretion.  Following the close of each calendar year, Company management shall nominate Employees for participation in the Restoration Pension, on the basis of such Employee having earned Compensation (as defined in Section 2.12) for such calendar year which exceeds the dollar limit on annual compensation under Section 401(a)(17) of the Code (“Excess Annual Compensation”).  If approved by the Committee, a nominated Employee shall become a Participant with respect to the Restoration Pension as of the January 1 of the calendar year which next follows the calendar year in which the Employee has earned Excess Annual Compensation.  To be eligible for the Restoration Pension benefit, a Participant must ultimately earn a vested benefit under the Retirement Plan.

(2)Notwithstanding the foregoing, the Committee in its sole discretion may designate an Employee as a Participant with respect to the Restoration Pension who has not earned Excess Annual Compensation.

(3)No Employee who becomes a Participant with respect to the Restoration Pension shall be eligible for the Management Incentive Plan (MIP) Adjustment Supplement under the Company’s Supplemental Management Pension Plan (the “SMPP”).  In the event an Employee eligible for the MIP Adjustment Supplement under the SMPP becomes a Participant with respect to the Restoration Pension, he shall forfeit any benefit under the MIP Adjustment Supplement in favor of the Restoration Pension.

3.2Cessation of Participation; Termination of Benefit Accruals.

(a)With respect to the FAC Pension, a Participant shall cease to be a Participant and shall forfeit the right to his Accrued Benefit with respect to the FAC Pension under this Plan if (i) prior to the time he attains age 55, he voluntarily or involuntarily terminates employment with the Company and all affiliates other than by reason of death, or (ii) on or after age attaining age 55, his employment is terminated by the Company for Cause.

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(b)With respect to the Restoration Pension, a Participant shall cease to be a Participant and shall forfeit his right to his Accrued Benefit with respect to his Restoration Pension if his employment is terminated by the Company for Cause.

(c)The Committee shall have the right, in its sole and absolute discretion, to terminate the accrual of benefits for a Participant at any time prior to his Benefit Commencement Date; provided however, that such termination of benefit accruals shall be prospective only and shall not affect the right of such Participant, subject to the application of subsections (a), (c) and (d), to receive a Restoration Pension or FAC Pension, as the case may be, based on his Accrued Benefit determined as of the date benefit accruals are terminated.

(d)If a Participant who is receiving, or may be entitled to receive, a benefit hereunder should, without the prior consent of the Committee, (1) become an employee, officer or a director of a competitor of the Company, or (2) use or disclose Confidential Information (except as required in the performance of the Participant’s duties with the Company), then payments thereafter payable hereunder to such Participant or such Participant’s beneficiary will be forfeited and neither the Company nor the Plan will have any further obligation hereunder to such Participant or his beneficiary.  The Committee in its sole and absolute discretion shall determine if another entity or person is a “competitor” for purposes of this subsection.

(e)Except as provided in Section 3.3, the Committee shall have broad, sole and absolute discretion under Section 3.1 and subsections (c) and (d) hereof, including but not limited to determining who will become a Participant in the Plan, when participation in the Plan commences and ceases and when benefits accruals commence or terminate.

3.3Change in Control. Notwithstanding anything to the contrary contained in this Article III or any other portion of the Plan, when a Change in Control occurs, the right to receive benefits under this Plan for each Employee who is a Participant in the Plan on the date such change occurs shall become fixed and nonforfeitable with respect to his Accrued Benefit on such date, and shall not be subsequently divested.  All discretion of the Committee regarding the forfeiture or termination of a Participant’s participation or benefits as provided under Section 3.2 shall be eliminated upon such Change in Control, and the Applicable Percentage of each Participant’s Final Average Compensation Pension (see Section 5.1(b)) shall be fixed at fifty-five percent (55%).  Also, within five (5) days following such Change in Control the Company shall fund the Trust with sufficient assets to pay the Accrued Benefits of all Participants under the Plan.

Article IV

RESTORATION PENSION

4.1Amount of Restoration Pension. A Participant’s Restoration Pension shall be equal to the amount described in subsection (a), (b) or (c), as applicable.  The Restoration Pension shall be paid at the time set forth in Section 4.2 and in the form set forth in Section 4.3.

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(a)With respect to any Participant who is a Legacy Retirement Plan Participant other than a “1970 Participant” described in subsection (b), the Restoration Pension shall be equal to (1), minus (2), minus (3) below:

(1)	The vested single life annuity benefit that would have been payable to the Participant beginning at his Restoration Pension Calculation Date determined

(A)on the basis of his Compensation and Final Average Compensation (as defined in Sections 2.12 and 2.18 of this Plan) determined without regard to the limit on annual compensation under Section 401(a)(17) of the Code, and

(B)without regard to any applicable maximum benefit limitation under Section 415 (b) of the Code with respect to a Retirement Plan benefit payable as of the Restoration Pension Calculation Date.

(C)as if the Retirement Plan had not been frozen.

(2)

The vested single life annuity benefit that would be payable to the Participant under the terms of the Retirement Plan (based on “Compensation” and “Final Average Compensation” as defined under the Retirement Plan, taking into account the legal limits under Sections 401(a)(17) and 415(b) of the Code, and taking into account the freezing of the Retirement Plan) if such benefit was to begin to be paid as of the Restoration Pension Calculation Date (regardless of whether the Participant in fact begins to receive his Retirement Plan benefit at a different time).

(3)	The vested single life annuity that is the actuarial equivalent of the 401(k) Savings Plan Benefit as of the Restoration Pension Calculation Date.

(b)With respect to any Participant who is a Legacy Retirement Plan Participant and who is a “1970 Participant” as defined in Section C-1.22 of the Retirement Plan whose benefit thereunder is determined under the “Modified Grandfathered Accrued Benefit” for “1970 Participants”, the Restoration Pension shall be equal to (1), minus (2), minus (3) below.

(1)	The vested single life annuity benefit that would have been payable to the Participant beginning at his Restoration Pension Calculation Date determined

(A)on the basis of “Base Earnings” and “Final Average Excess Earnings” (each as defined in Schedule C of the Retirement Plan) (but including, with respect to the determination of the Participant’s excess earnings for any period, that portion of the Participant’s incentive award under the MIP which he had elected (prior to 2005) to defer in accordance with paragraph 7 of the MIP as it existed prior to January 1, 2005), determined without regard to the limit on annual compensation under Section 401(a)(17) of the Code, and

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(B)without regard to any applicable maximum benefit limitation under Section 415(b) of the Code with respect to a Retirement Plan benefit payable as of the Restoration Pension Calculation Date.

(C)as if the Retirement Plan had not been frozen.

(2)

The vested single life annuity benefit that would have been payable to the Participant under the terms of the Retirement Plan (taking into account the legal limits under Sections 401(a)(17) and 415(b) of the Code and taking into account the freezing of the Retirement Plan) if such benefit was to begin to be paid as of the Restoration Pension Calculation Date (regardless of whether the Participant in fact begins to receive his Retirement Plan benefit at a different time).

(3)	The vested single life annuity that is the actuarial equivalent of the 401(k) Savings Plan Benefit as of the Restoration Pension Calculation Date.

(c)With respect to any Participant who is a Cash Balance Retirement Plan Participant, the Restoration Pension shall be equal to (1), minus (2), minus (3) below:

(1)

The vested single life annuity benefit that would have been payable to the Participant beginning at his Restoration Pension Calculation Date under the Retirement Plan’s “cash balance” benefit formula determined

(A)on the basis of his Compensation (as defined in Section 2.12) determined without regard to the limit on annual compensation under Section 401(a)(17) of the Code, and

(B)without regard to any applicable maximum benefit limitation under Section 415(b) of the Code with respect to a Retirement Plan benefit payable as of the Restoration Pension Calculation Date.

(C)as if the Retirement Plan had not been frozen.

(2)

The vested single life annuity benefit that would be payable to the Participant under the terms of the Retirement Plan’s “cash balance” benefit formula (based on “Compensation” as defined under the Retirement Plan, taking into account the legal limits under Sections 401(a)(17) and 415(b) of the Code, and taking into account the freezing of the Retirement Plan) if such benefit was to begin to be paid as of the Restoration Pension Calculation Date (regardless of whether the Participant in fact begins to receive his Retirement Plan benefit at a different time).

(3)	The vested single life annuity that is the actuarial equivalent of the 401(k) Savings Plan Benefit as of the Restoration Pension Calculation Date.

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4.2Payment of Restoration Pension.

(a)Although the amount of the Restoration Pension benefit is, as described in Section 4.1, determined as of the Restoration Pension Calculation Date, payment of the Restoration Pension is delayed until the Restoration Pension Commencement Date.  The Restoration Pension shall be paid or commence to be paid to a Participant in accordance with Section 4.3 within thirty (30) days following the Restoration Pension Commencement Date.  If payable as a monthly annuity, the first payment of the Restoration Pension shall include a payment equal to the payments due for the period between the Restoration Pension Calculation Date and the Restoration Pension Commencement Date, which additional payment shall be determined without interest.  If, prior to January 1, 2010, a Participant had made a lawful election to postpone distribution to a later specified date, distribution shall be made, or commence to be made, within thirty days following such later specified date.  No Participant election to postpone the Restoration Pension Commencement Date shall be permitted on or after January 1, 2010 and no previous election shall be permitted to be cancelled or modified, except as may be permitted by the Committee in its sole discretion consistent with the requirements of Section 409A of the Code and the regulations thereunder.

(b)In the event the Participant should die after his Restoration Pension Calculation Date but before his Restoration Pension Commencement Date, the survivor portion of his Restoration Pension benefit payable as an annuity (see Section 4.3) shall be paid to his Spouse if he was married on the date of his death, commencing as soon as practicable following notification to the Committee of the Participant’s death.  A Restoration Pension benefit payable as a single sum distribution shall be paid to the Participant’s estate as soon as practicable following notification to the Committee of the Participant’s death.

4.3Forms of Payments.

(a)If the present value of a Participant’s Restoration Pension on the Restoration Pension Calculation Date exceeds the applicable dollar amount under Section 402(g)(1)(B) of the Code on such date (for 2019, this dollar amount is $19,000), his Restoration Pension will be paid as of or beginning as of his Restoration Pension Commencement Date in the form of (1) a joint and 50% survivor annuity with his Spouse if he is married on his Restoration Pension Commencement Date or (2) a single life annuity if he is unmarried on such date.

(b)If the present value of a Participant’s Restoration Pension on the Restoration Pension Calculation Date is equal to or less than the applicable dollar amount under Section 402(g)(1)(B) of the Code on such date (for 2019, this dollar amount is $19,000), the Restoration Pension will be paid as of the Participant’s Restoration Pension Commencement Date in the form of a single sum distribution equal to its actuarially equivalent present value on the Restoration Pension Calculation Date.

(c)Notwithstanding the foregoing, if, prior to January 1, 2010, a Participant had made a lawful election to receive his Restoration Pension in a different payment form, such election shall be honored.  No Participant election to change the form of payment shall be permitted on or after January 1, 2010, and no previous election shall be permitted to be canceled or modified, except as may be permitted by the Committee in its sole discretion consistent with the requirements of Section 409A of the Code and the regulations thereunder.

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(d)Notwithstanding the foregoing (and notwithstanding any election made by the Participant to the contrary), if a Participant entitled to the Restoration Pension is also entitled to the FAC Pension (the amount of which is determined in part by offsetting the value of the Restoration Pension), the Restoration Pension shall be paid, or begin to be paid, at the same time that the FAC Pension is paid or begins to be paid.

(e)For purposes of (i) converting a Restoration Pension payable as a single life annuity into a joint and 50% survivor annuity or other form of annuity benefit under the Retirement Plan and (ii) determining the amount of the Restoration Pension if paid other than at the Participant’s Normal Retirement Date under the terms of the Retirement Plan, the actuarial equivalent and early commencement factors applicable to the Participant’s benefit under the Retirement Plan as of the Restoration Pension Calculation Date, determined as if the Retirement Plan had not been frozen, shall be used.  In the event the Participant who is a Legacy Retirement Plan Participant has a Separation from Service before attaining age 55, and his Restoration Pension Calculation Date is prior to the first day of the calendar month coincident with or next following the month in which he attains age 55, the reduction of a single life annuity benefit to reflect its early commencement shall be equal to one-half of one percent (½%) for each month (6% per year) by which the Participant’s Restoration Pension Calculation Date precedes his Normal Retirement Date under the terms of the Retirement Plan.

(f)The present value of a Participant’s Restoration Pension payable in a single sum in accordance with this Section 4.3 shall be determined by the Committee according to the actuarial assumptions used as of the Restoration Pension Calculation Date under the Retirement Plan, determined as if the Retirement Plan had not been frozen, for the determination of single sums.

4.4Death.  In the event that an Employee designated as a Participant with respect to the Restoration Pension should die before his Restoration Pension Calculation Date thereof and is survived by his Spouse, no Restoration Benefit as described in Section 4.1 shall be paid and instead the Spouse shall receive a Death Benefit to the extent any death benefit is payable to the surviving Spouse under the Retirement Plan.  Such Death Benefit shall be paid in a single lump sum within sixty (60) days following the Participant’s death.  The amount of any Death Benefit under this Section 4.4 shall be:

(a)the present value of the amount which would have been payable to the surviving Spouse under the Retirement Plan on the basis of the Participant’s Compensation and, if applicable, Final Average Compensation as defined in Sections 2.12 and 2.18 (or, if applicable, “Base Earnings” and “Final Average Excess Earnings” as described in Section 4.1(b)(1)(A)), determined without regard to the annual limit on compensation under Section 401(a)(17) of the Code, without regard to any applicable maximum benefit limitation under Section 415(b) of the Code, and as if the Retirement Plan had not been frozen, reduced by

(b)the present value of the amount payable to the surviving Spouse under the Retirement Plan, taking into account the freezing of the Retirement Plan, reduced by

(c)the present value of the 401(k) Savings Plan Benefit as of the commencement date of the Death Benefit.

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The present value of the Death Benefit payable in a single sum in accordance with this Section 4.4 shall be determined by the Committee according to the actuarial assumptions used as of the date of the Participant’s death under the Retirement Plan, determined as if the Retirement Plan had not been frozen, for the determination of single sums.

Article V

FINAL AVERAGE COMPENSATION PENSION

5.1Amount of Final Average Compensation Pension.

(a)The annual amount of a Participant’s Final Average Compensation Pension, payable to the Participant on a monthly basis beginning as of his Normal Retirement Date, shall be equal to

(1)the Applicable Percentage (not to exceed fifty-five percent (55%)) of the Participant’s Final Average Compensation, reduced by

(2)the Offset Amount.

(b)For purposes of the foregoing, a Participant’s “Applicable Percentage” shall be fifty-five percent (55%) multiplied by a fraction, not to exceed 1, the denominator of which is 27.5 and the numerator of which is the Participant’s Benefit Years determined as of his Benefit Commencement Date as if the Retirement Plan had not been frozen.  Notwithstanding the foregoing, upon the happening of a Change in Control, the Participant’s Applicable Percentage shall be fifty-five percent (55%) without regard to his Benefit Years at such time.

(c)For purposes of the foregoing, a Participant’s “Offset Amount” means the sum of:

(1)The annual amount of the Participant’s pension payable from the Retirement Plan, taking into account the freezing of the Retirement Plan, plus

(2)The annual amount, if any, of the Participant’s pension payable from any other qualified or nonqualified defined benefit pension plan or arrangement sponsored by the Company or any affiliate, including without limitation the Restoration Pension and/or the Company’s qualified defined benefit plan for hourly employees, plus

(3)The annual amount that is calculated based on the present value of the 401(k) Savings Plan Benefit as of the date as of which the Offset Amount is calculated.  Such annual amount shall be calculated assuming an annuity commencing at Normal Retirement Date.

The Offset Amount shall be determined by assuming that each benefit under each plan or arrangement which comprises the Offset Amount is paid beginning at the same time as the Final Average Compensation Pension and in the form of a joint and 75% survivor annuity with the Participant’s Spouse, and shall be valued by using the actuarial assumptions used to calculate actuarial equivalences or the reduction factors for early commencement, as applicable, under such plan or arrangement, if any, or otherwise under the Retirement Plan, determined as if the

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Retirement Plan had not been frozen.  If the Participant has no Spouse, the Offset Amount payable in the form of a joint and 75% survivor annuity shall be determined by assuming the Participant had a spouse of the same age.

5.2Normal Retirement. A Participant who retires from employment with the Company and all affiliates on his Normal Retirement Date will receive a Final Average Compensation Pension, in the amount described at subsection 5.1(a) beginning on his Normal Retirement Date, subject to the payment delay described at Section 5.6.

5.3Early Retirement. A Participant who retires from employment with the Company and all affiliates on or after attaining age 55 but prior to age 62 will receive a Final Average Compensation Pension beginning as of his Early Retirement Date, subject to the payment delay described at Section 5.6.  The amount of the Participant’s FAC Pension shall be equal to the amount described at subsection 5.1(a)(l), determined as of his Early Retirement Date but reduced by 2.5% for each year (0.208% for each month) by which his Early Retirement Date precedes his Normal Retirement Date, reduced by the Participant’s Offset Amount.

5.4Late Retirement.  A Participant who retires from employment with the Company and all affiliates after his Normal Retirement Date will receive a Final Average Compensation Pension beginning as of the first day of the month coincident with or next following the date of his retirement, subject to the payment delay described at Section 5.6.  Such pension shall be determined in accordance with Section 5.1(a) taking into account all Benefit Years earned up until his Benefit Commencement Date.

5.5Disability. In the event an Employee designated as a Participant with respect to the Final Average Compensation Pension suffers a Disability prior to his Early Retirement Date, he shall be eligible to begin to receive his FAC Pension beginning as of

(a)the first day of the month coincident with or next following his 55th birthday, if he has terminated employment with the Company and all affiliates before such date or

(b)his Early Retirement Date

(each as applicable, his Benefit Commencement Date).

The amount of the Participant’s FAC Pension shall be calculated on the basis of his Final Average Compensation determined on the date his Disability commenced, and actual and projected Benefit Years following the onset of his Disability until the first to occur of (a) the cessation of his Disability (including by reason of a determination that he is no longer eligible for payments under the Company’s long-term disability plan) or (b) his Benefit Commencement Date.  If the Participant’s Benefit Commencement Date precedes his Normal Retirement Date, the amount of his FAC Pension shall be reduced to reflect its early commencement in accordance with Section 5.3.

5.6Payment Delay for Specified Employees.  Notwithstanding anything herein to the contrary, in the event a Participant is a “specified employee” within the meaning of Treas. Reg.

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§ 1.409A-(1)(i) as of the date of his retirement or other separation from service that entitles him to receive a FAC Pension, then no payment shall be made to such Participant during the first six months following such Participant’s retirement or other separation from service and any amounts that would otherwise be paid in a single lump sum on the first business day of the seventh month following the Participant’s retirement or other separation from service.

5.7Survivor’s Benefit.

(a)In the event that an Employee designated as a Participant with respect to the Final Average Compensation Pension should die while an active Employee (or while an inactive Employee by reason of a Disability) before his Benefit Commencement Date and is survived by his Spouse, the Spouse shall receive a Survivor’s Benefit.  The Survivor’s Benefit shall be a monthly pension for life and shall begin as of the first day of the month following the month of the Participant’s death.

(b)The Survivor’s Benefit shall be the benefit the Spouse would have received if the Participant (1) had separated from service on the date of his death, (2) had survived to the Benefit Commencement Date determined under paragraph (a) above, (3) had then begun to receive an immediate FAC Pension in the form of a Joint and 75% Surviving Spouse’s Annuity and (4) died on the following day.  If the Survivor’s Benefit begins to be paid before what would have been the Participant’s Normal Retirement Date, the amount of the Final Average Compensation Pension on which the Survivor’s Benefit is based shall be reduced as set forth in Section 5.3 to reflect its early commencement, but such reduction shall not take into account any period of time before what would have been the Participant’s 55th birthday.

(c)Notwithstanding the foregoing, if the Participant has elected an approved single sum distribution of his FAC Pension as described in Section 5.8(b) or (c), the present value of the Survivor’s Benefit, as determined on the first day of the month coincident with or next following the Participant’s death (the “Survivor’s Benefit Determination Date”) will be paid to the Participant’s Surviving Spouse in a single sum within thirty (30) days of the Survivor’s Benefit Determination Date.

5.8Form of Benefit.

(a)Except as provided in subsections (b) or (c), the only form of benefit payable under this Plan with respect to the Final Average Compensation Pension shall be the Joint and 75% Surviving Spouse’s Annuity (or, in the case of the Survivor’s Benefit under Section 5.7, a single life annuity based on the survivor portion of a Joint and 75% Surviving Spouse’s Annuity.)  If the Participant is not married as of his Benefit Commencement Date, his monthly pension benefit will end as of the month in which his death occurs, and will not be adjusted to reflect that there is no survivor benefit payable.

(b)The Participant may make a written request to the Committee or its delegate to receive payment of the present value of his FAC Pension in a single sum.  Such written request must be received by the Committee at least twelve months prior to the Participant’s termination of employment and must delay the payment of the FAC Pension for not less than five years and is subject to the approval of the Committee in its sole and absolute

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discretion.  If the Participant makes such single sum election and such election is approved by the Committee, the amount of the single sum payment shall be determined as of the first day of the month coincident with or next following the payment date or attained age designated by the Participant in his election (which must be at least five years later than the date of his separation form service with the Company and all affiliates (the “Determination Date”).  Such Determination Date shall be the Benefit Commencement Date.

(c)The Committee may, in its sole discretion, permit Participants to make a one-time election in accordance with the transition election rules described in Section 409A of the Code and the guidance thereunder.  Pursuant to such election, a Participant may elect to receive his FAC Pension (i) in a single sum payable following his retirement from employment with the Company and all affiliates at or after age 55; (ii) in a single sum payable at a specified date or attained age or, if later, within sixty (60) days of his retirement from employment with the Company and all affiliates at or after age 55; or (iii) in a Joint and 75% Surviving Spouse’s Annuity, payable following his Early, Normal or Late Retirement date as provided in Sections 5.2, 5.3 or 5.4, as applicable.  The amount of such single sum shall be equal to the present value of the Participant’s FAC Pension determined as of the Determination Date as follows:  If the Participant elects a single sum payment under clause (i) above, his Determination Date shall be the first day of the month coincident with or next following the date of his retirement from employment and the single sum payment shall be paid within thirty (30) days of the Determination Date.  If the Participant elects a single sum payment at a specified date or attained age under clause (ii) above, his Determination Date shall be the first day of the month which next follows the month containing such date or attained age (or the date of his retirement from employment if later) and the single sum payment shall be paid within thirty (30) days of the Determination Date.  Such election must be made no later than December 31, 2008 and shall become effective six months after the date it is made.

(d)The Committee may in its sole discretion pay the present value of a Participant’s FAC Pension in a single sum within thirty (30) days following the date the annuity payments would otherwise commence if such present value is not more than the applicable dollar amount under Section 402(g)(1)(B) of the Code at the time the payment of the FAC Pension is scheduled to commence (for 2019, this dollar amount is $19,000).

(e)For purposes of subsections (b), (c) and (d) above, the present value of a Participant’s FAC Pension, as of the Determination Date or other date of reference, shall be determined by the Committee according to the actuarial assumptions used at such time by the Plan’s actuary for valuing the Plan’s benefits for financial accounting and disclosure purposes.

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Article VI

FUNDING

6.1Source of Funding.

(a)This Plan shall be unfunded, and payment of benefits hereunder shall be made from the general assets of the Company.  Any such asset which may be set aside, earmarked or identified as being intended for the provision of benefits hereunder shall remain an asset of the Company and shall be subject to the claims of its general creditors.  Each Participant shall be a general creditor of the Company to the extent of the value of his or her benefit accrued hereunder, but he shall have no right, title, or interest in any specific asset that the Company may set aside or designate as intended to be applied to the payment of benefits under this Plan.

(b)Notwithstanding the foregoing, the Company may, in its discretion, establish an irrevocable grantor trust for the purpose of funding all or part of its obligations under this Plan; provided however, that the terms of such trust require that the assets thereof remain subject to the claims of the Company’s judgment creditors in the event of bankruptcy or insolvency and are non-assignable and non-alienable by any Participant or beneficiary prior to distribution thereof, and that such terms otherwise comply with such other requirements as the Internal Revenue Service may prescribe so that the assets placed in such trust, and the income therefrom, do not constitute income to any participant or beneficiary until actual receipt thereof.

Article VII

ADMINISTRATION

7.1Administration by Committee. This Plan shall be administered by the Committee, which shall be responsible for the general administration of the Plan under the policy guidance of the Board.  The Committee is hereby designated as the Plan’s named fiduciary, as defined in ERISA.

7.2Duties and Powers of Committee. In addition to the duties and powers described elsewhere hereunder, the Committee shall have the following specific duties and powers:

(a)to retain such consultants, accounts, attorneys, and actuaries as may be deemed necessary or desirable to render statements, reports, and advice with respect to the Plan and to assist the Committee in complying with all applicable rules and regulations affecting the Plan; any consultants, accountants, attorneys, and actuaries may be the same as those retained by the Company;

(b)to decide appeals under this Article;

(c)to enact rules and regulations to carry out the provisions of the Plan;

(d)to resolve questions or disputes relating to eligibility for benefits or the amount of benefits under the Plan;

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(e)to construe and interpret the provisions of the Plan and supply any omissions in accordance with the intent of the Plan;

(f)to decide all questions of eligibility for benefits under the Plan, to determine the amount, manner and time of payment of any benefits hereunder, and to authorize the payment of benefits;

(g)to evaluate administrative procedures; and

(h)to delegate such duties and powers as the Committee shall determine from time to time to any person or persons.  To the extent of any such delegation, the delegate shall have the duties, powers, authority and discretion of the Committee.

Any determinations made by the Committee pursuant to this Article shall be conclusive and binding on all parties.  The  Committee shall have sole discretion in carrying out its responsibilities.

The expenses incurred by the Committee in connection with the operation of the Plan, including, but not limited to, the expenses incurred by reason of the engagement of professional assistants and consultants, shall be paid by the Company and shall not affect the Participants’ right to or amount of benefits.

7.3Records. The Committee shall keep or cause to be kept records of all proceedings and actions, shall maintain all such books of account, records, and other data as shall be necessary for the proper administration of the Plan.

7.4Claims for Benefits.

(a)If the Participant or the Participant’s beneficiary (hereinafter referred to as the “Claimant”) is denied all or a portion of any expected benefit under this Plan for any reason, he may file a claim with the Committee.  The Committee shall notify the Claimant within ninety (90) days of receipt of the claim of allowance or denial of the claim, unless the claimant receives written notice from the Committee prior to the end of the 90-day period stating the special circumstances requiring an extension of time for decision and the date by which a final decision shall be made. If a decision is not provided within 90 days, the claim is deemed denied, and the Claimant may proceed to request a review of the claim as described in subsection (b) below.  The notice of a denial of benefits shall be in writing, sent by mail to Claimant’s last known address, and shall contain the following information: the specific reasons for the denial; specific reference to pertinent provisions of the Plan on which the denial is based; if applicable, a description of any additional information or material necessary to perfect the claim and an explanation of why such information or material is necessary; and explanation of the review procedure.

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(b)A Claimant is entitled to request a review of any denial of his claim by the Committee.  The request for review must be submitted to the Committee in writing within sixty days of mailing and notice of the denial.  Absent a request for review within the sixty day period, the claim will be deemed to be conclusively denied.

(c)The Claimant or his representative shall be entitled to review all pertinent documents and to submit issues and comments in writing.  The Committee in its sole discretion may afford the Claimant a hearing.  The Committee shall render a review decision in writing within sixty days after receipt of a request for a review, provided that, in special circumstances (such as to hold a hearing) the Committee may extend the time for decision by not more than sixty days upon written notice to the Claimant.  The Claimant shall receive written notice of the Committee’s decision, which shall contain specific reasons for the decision with reference to the pertinent provisions of the Plan.

(d)The filing of litigation against the Company, the Committee or any of its agents concerning the granting or denial of Plan benefits will be deemed a waiver of all rights under the Plan.

Article VIII

AMENDMENT AND TERMINATION

8.1Amendment and Termination. The Company reserves the right to amend this Plan at any time and from time to time in any fashion, and to terminate it at will; provided however, that no such amendment or termination may result in the reduction of the Accrued Benefit of any Participant as of the date of such amendment or termination.

Article IX

MISCELLANEOUS

9.1Nonalienation of Benefits. Except as hereinafter provided with respect to marital disputes, none of the benefits or rights of a Participant or any beneficiary of a Participant shall be subject to the claim of any creditor, and in particular, to the fullest extent permitted by law, all such benefits and rights shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of the Participant or the beneficiary. Neither the Participant nor his Spouse shall have the right to alienate, anticipate, commute, pledge, encumber, or assign any of the benefits or payments which either of them may expect to receive, contingently or otherwise, under this Plan.  In cases of marital dispute, the Company will observe the terms of the Plan unless and until ordered to do otherwise by a state or Federal court.  As a condition of participation, a Participant agrees to hold the Company harmless from any claim that may arise out of the Company’s compliance with an order of any state or Federal court, whether such order effects a judgment of such court or is issued to enforce a judgment or order of another court.

9.2No Contract of Employment. Nothing contained herein shall be construed as conferring upon any person the right to be employed or continue in the employ of the Company.

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9.3Applicable Law. This Plan shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

9.4Section 409A Compliance. Notwithstanding any provision of this Plan to the contrary, any payment that is due upon retirement or termination of a Participant’s employment shall only be paid as provided to the Participant upon a “separation from service” as defined in Section 409A of the Code, and any payment that is due upon death of a Participant shall be paid or commence to be paid no later than December 31 of the first calendar year following the calendar year in which the Participant’s death occurs, in accordance with Proposed Treasury Regulation Section 1.409A-3(d)(2).  In no event shall a Participant, directly or indirectly, designate the calendar year of a payment, except in accordance with Section 409A of the Code.  In no event shall a contribution be made to the Trust if such contribution would cause Participants to incur additional taxes on their Plan benefits under Section 409A of the Code.  The Plan is intended to comply with the requirements of Section 409A of the Code, and the provisions of this Plan shall be construed as necessary to conform to the requirements of Section 409A of the Code.

9.5Gender and Number. Except where otherwise indicated by the context, any masculine terminology used herein shall also include the feminine and vice versa, and the definition of any term herein in the singular shall also indicate the plural, and vice versa.

9.6Additional Benefits. In addition to the benefits provided under the other provisions of this Plan, any benefits authorized by the Company’s Board for employees who are members of a select group of management or highly compensated employees which are not payable under the terms of any other Plan maintained by the Company shall be paid under this Plan at the times and in the manner authorized by the Board.

9.7Permitted Disclosure.  Nothing in this Plan or any agreement between a Participant and the Company restricts or prohibits a Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.  This Plan does not limit a Participant’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law.  A Participant does not need the prior authorization of the Company to engage in conduct protected by this paragraph, and a Participant does not need to notify the Company that the Participant has engaged in such conduct.

Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

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IN WITNESS WHEREOF, the P.H. Glatfelter Company has caused this Plan, as amended and restated effective June 1, 2019, to be executed this 31st day of May, 2019.

ATTEST:	P.H. GLATFELTER COMPANY

/s/ Laura A. Jones	By:	/s/ Eileen L. Beck

Laura A. Jones		Eileen L. Beck

[Corporate Seal]

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